Chembio to Present Today at the Rodman & Renshaw 18th Annual Global Investment Conference

MEDFORD, NY, September 12, 2016 – Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced that John Sperzel, Chembio's chief executive officer, will make a corporate presentation at the Rodman & Renshaw Conference being held September 11 – 13, 2016, in New York, NY.
Details of the presentation are as follows:

•	Rodman & Renshaw 18th Annual Global Investment Conference
Time/Date:       Monday, Sept. 12 at 4:15-4:40 PM ET
Location: The Lotte New York Palace Hotel, New York City
Room:           Roswell Room (4th Floor)

To access the live webcast of Chembio's presentation, please visit the "Calendar of Events" section under the Investors tab at www.chembio.com. Additionally, a replay of the webcast will be available on the Chembio website following the conference.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets each of its DPP® HIV 1/2 Assay, HIV 1/2 STAT-PAK® Assay, and SURE CHECK® HIV 1/2 Assay, with these Chembio brand names, in the U.S. and internationally both directly and through third-party distributors.  The Company's SURE CHECK® HIV 1/2 Assay previously has been exclusively sold in the U.S. as Clearview® Complete HIV 1/2 Assay.
Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com